Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DENIM.LA, INC.

Denim.LA, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST:              The name of the Corporation is Denim.LA, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 30, 2013.

SECOND:         ARTICLE FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of this corporation is Digital Brands Group, Inc. (the “Corporation”).”

THIRD:             This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law.

FOURTH:         All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

FIFTH:              The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment was executed by a duly authorized officer of the Corporation on this 30th day of December, 2020.

DENIM.LA, INC.,
a Delaware corporation

By:	/s/ John “Hil” Davis
Name:	John “Hil” Davis
Title:	Chief Executive Officer